                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                            Maxwell Shoe Company Inc
                                (Name of Issuer)

                      Class A Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    577766108
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Wells Fargo & Company
      Tax Identification No. 41-0449260
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
   NUMBER OF                  1,386,081
                    ------------------------------------------------------------
     SHARES           6   SHARED VOTING POWER
  BENEFICIALLY                0
                    ------------------------------------------------------------
  OWNED BY EACH       7   SOLE DISPOSITIVE POWER
    REPORTING                 1,349,131
                    ------------------------------------------------------------
   PERSON WITH        8   SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,390,081
--------------------------------------------------------------------------------
 10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          Not applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.3%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON
          HC
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Wells Capital Management Incorporated
      Federal ID No.  95-3692822
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
          California
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
   NUMBER OF                  1,345,131
                    ------------------------------------------------------------
     SHARES           6   SHARED VOTING POWER
  BENEFICIALLY                0
                    ------------------------------------------------------------
  OWNED BY EACH       7   SOLE DISPOSITIVE POWER
    REPORTING                 1,349,131
                    ------------------------------------------------------------
   PERSON WITH        8   SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,349,131

--------------------------------------------------------------------------------
 10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          Not applicable

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.1%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON
          IA
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

DISCLAIMER: Information in this Schedule 13G is provided solely for the purpose of complying with Sections 13(d) and 13(g) of the Act and regulations promulgated thereunder, and is not to be construed as an admission that Wells Fargo & Company or any of its subsidiaries is the beneficial owner of the securities covered by this Schedule 13G for any purpose whatsoever.

Item 1(a)  Name of Issuer:

           Maxwell Shoe Company Inc

Item 1(b)  Address of Issuer's Principal Executive Offices:

           101 Sprague Street
           P.O. Box 37
           Readville, MA  02137

Item 2(a)  Name of Person Filing:

           Wells Fargo & Company
           Wells Capital Management Incorporated

Item 2(b)  Address of Principal Business Office or, if None, Residence:

           1.  Wells Fargo & Company
               420 Montgomery Street
               San Francisco, CA  94104

           2.  Wells Capital Management Incorporated
               525 Market Street, 10th Floor
               San Francisco, CA 94105

Item 2(c)  Citizenship:

           1. Wells Fargo & Company: Delaware

           2. Wells Capital Management Incorporated: California

Item 2(d)  Title of Class of Securities:

           Class A Common Stock, $.01 par value

Item 2(e)  CUSIP Number:

           577766108

Item 3     The person filing is a:

           1. Wells Fargo & Company: Parent Holding Company in accordance with 240.13d-1(b)(1)(ii)(G)

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           2.  Wells Capital Management Incorporated: Registered Investment
               Advisor in accordance with Regulation 13d-1(b)(1)(ii)(E)

Item 4     Ownership:

           See 5-11 of each cover page. Information as of December 31, 2003.

Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6     Ownership of More than Five Percent on Behalf of Another
           Person:

           Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           See Attachment A

Item 8     Identification and Classification of Members of the Group:

           Not Applicable

Item 9     Notice of Dissolution of Group:

           Not Applicable

Item 10    Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  January 16, 2004

WELLS FARGO & COMPANY



By: /s/ Laurel A. Holschuh
   --------------------------------------------
      Laurel A. Holschuh, Senior Vice President
       and Secretary

                                  ATTACHMENT A

The Schedule 13G to which this attachment is appended is filed by Wells Fargo & Company on behalf of the following subsidiaries:

     Wells Capital Management Incorporated (1)
     Wells Fargo Bank, National Association (2)
     Wells Fargo Bank Minnesota, National Association (2)

     (1) Classified as a registered investment advisor in accordance with Regulation 13d-1(b)(1)(ii)(E).
     (2) Classified as a bank in accordance with Regulation 13d-1(b)(1)(ii)(B).

                                    AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is attached shall be filed by Wells Fargo & Company on its own behalf and on behalf of Wells Capital Management Incorporated.

Dated:  January 16, 2004

WELLS FARGO & COMPANY



By:  /s/ Laurel A. Holschuh
   -----------------------------------------------
         Laurel A. Holschuh, Senior Vice President
          and Secretary

WELLS CAPITAL MANAGEMENT INCORPORATED



By:  /s/ Monica Poon
   -------------------------------------------
        Monica Poon, Senior Vice President and
          Chief Compliance Officer